                                  EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    JUNE 27, JUNE 26,
                         1989    1990     1991     1992     1993      1993     1994
                        ------- -------  -------  -------  -------  -------- --------
Pre-tax income from
 continuing operations  $26,126 $ 9,388  $(3,050) $(4,522) $10,432   $3,617  $17,423
Minority interest in
 the undistributed
 income of less than
 50% owned persons
 accounted for under
 the equity method               (4,005)  (1,241)           (1,210)
                        ------- -------  -------  -------  -------   ------  -------
                         26,126   5,383   (4,291)  (4,522)   9,222    3,617   17,423
                        ------- -------  -------  -------  -------   ------  -------
Fixed Charges:
  Interest expense and
   amortization on debt
   discount and premium
   on all indebtedness    3,369   5,589    5,556    5,592    5,407    2,746    2,678
Rentals
  Buildings                 286     183      185      213      260      108       17
  Equipment                 364     233      235      272      331      138      149
                        ------- -------  -------  -------  -------   ------  -------
    Total Fixed Charges   4,019   6,005    5,976    6,077    5,997    2,992    2,944
                        ------- -------  -------  -------  -------   ------  -------
Earnings before income
 taxes, minority
 interest and fixed
 charges                 30,145  11,388    1,685    1,555   15,219    6,609   20,367
                        ======= =======  =======  =======  =======   ======  =======
Ratio of earnings to
 fixed charges             7.50    1.90      --       --      2.54     2.21     6.92
                        ======= =======  =======  =======  =======   ======  =======

  The ratio of earnings to fixed charges is computed by dividing (i) the sum of earnings from continuing operations before income taxes, interest expense (including amortization of debt issuance costs), the interest portion of rental expenses and the undistributed income of less than 50 percent owned persons accounted for by the equity method by (ii) fixed charges, which consist of interest expense (including amortization of debt issuance costs) and the interest portion of rental expenses. Earnings for 1992 and 1991 were insufficient to cover fixed charges by $4.5 million ($5.5 million if non-recurring gain of $1 million before income taxes related to the sale of the Company's interest in coal producing property is excluded from earnings) and $4.3 million, respectively.

                   COMPUTATION OF PRO FORMA RATIO OF EARNINGS
                TO FIXED CHARGES FOR THE PERIODS INDICATED AFTER

                     ADJUSTMENT FOR ISSUANCE OF NOTES(/1/)

                                                                          JUNE
                                                                           26,
                                                                  1993    1994
                                                                 ------- -------
Earnings before income taxes, minority interest and fixed
 charges........................................................ $15,219 $20,367
                                                                 ======= =======
Fixed charges................................................... $ 5,997 $ 2,944
Adjustments
  Estimated net increase in interest expense from refinancing...   1,775     887
Total pro forma fixed charges...................................   7,772   3,831
                                                                 ======= =======
Pro forma ratio of earnings to fixed charges....................     2.0     5.3
                                                                 ======= =======

- --------
(1) In computing the ratio of earnings to fixed charges in connection with a "refinancing," the historical ratio (above) was adjusted for (i) the portion of the additional interest cost resulting from the proposed issuance of new debt used to retire presently outstanding debt less (ii) the decrease in interest costs resulting from the retirement of currently outstanding debt which will be retired from the proceeds from the proposed offering.